Exhibit 10.35
GWG Life Settlements, LLC
220 South Sixth Street
Suite 1200
Minneapolis, MN 55402
November 10, 2009
Imperial Premium Finance, LLC
Attn: Jonathan Neuman, President
701 Park of Commerce Blvd., Ste. 301
Boca Raton, FL 33487

Re:	That certain Agreement dated November 13, 2009 by and among Imperial Premium Finance, LLC and GWG Life Settlements, LLC.
Ladies and Gentlemen:
     Contemporaneously herewith, Imperial Premium Finance, LLC (“Imperial”) and GWG Life Settlements, LLC (“GWG”) have entered into that certain Agreement dated November ___, 2009 (the “Agreement”) relating to certain representations, warranties, covenants and indemnities attendant to the sale of certain Premium Financed Policies by or at the direction or suggestion of Imperial to GWG. By the execution of this letter (this “Letter Agreement”), Imperial and GWG hereby agree to supplement the terms of the Agreement as follows:
     1. Deductible. The parties hereto agree that notwithstanding anything else contained in Section 6.02 of the Agreement, neither the Selling Advisor nor the Indemnifying Parties shall have any obligation to indemnify any Indemnified Party in respect to the matters set forth in 6.02(a) relating to a specific Premium Financed Policy unless and until they have suffered Adverse Consequences in respect to such specific policy purchase in excess of the equity contribution which the Selling Advisor and its affiliates, including MXT Investments, LLC, have made to the Indemnified Party and its affiliates, including Insurance Strategies Fund, LLC, a Delaware limited liability company with respect to such specific Premium Financed Policy. For greater clarity, (1) only the equity contributed by MXT Investments, LLC and its affiliates with respect to a specific Premium Financed Policy shall be first used to cover Adverse Consequences relating to such policy (and thereafter indemnification may be sought under this Section 6.02) and (2) no other equity contributed by MXT Investments and its affiliates in respect to any other policies shall be utilized to cover any such Adverse Consequences.
     2. Governing Law. THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND WITHOUT REGARD TO ANY CONFLICT OF LAW PROVISIONS.

Imperial Premium Finance, LLC
November 13, 2009

     3. Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute and be one and the same instrument.
     4. Miscellaneous.
     (a) Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.
     (b) Neither this Letter Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought.
     (e) The section and paragraph headings in this Letter Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.
     If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing below where indicated.

Sincerely, GWG Life Settlements, LLC
By:	/s/ Jon Sabes
Name:	Jon Sabes
Its:	CEO

AGREED AND ACCEPTED as of this 13th day of November, 2009: Imperial Premium Finance, LLC
By:	/s/ Jonathan Neuman
Name:	Jonathan L. Neuman
Title:	President

AGREEMENT
among
GWG LIFE SETTLEMENTS, LLC,
and
IMPERIAL PREMIUM FINANCE, LLC
November 13, 2009

AGREEMENT
     This AGREEMENT (this “Agreement”) is entered into as of November 13, 2009, by and among GWG Life Settlements, LLC, a Delaware limited liability company (“GWG”) and Imperial Premium Finance, LLC, a Florida limited liability company (“Selling Advisor”); together with GWG, the (“Parties”).
     WHEREAS, Selling Advisor developed a life insurance premium finance loan program under which Selling Advisor makes premium finance loans to irrevocable life insurance trusts formed by high net worth individuals resident in the United States, with each life insurance premium finance loan secured by a life insurance policy insuring the life of such an individual, the payment of the premiums for which were financed by such a life insurance premium finance loan;
     WHEREAS, the Selling Advisor has foreclosed, or may seek to foreclose, on certain defaulted life insurance premium finance loans for each of the life insurance policies (each, a “Premium Financed Policy”);
     WHEREAS, the Selling Advisor desires to facilitate the sale of certain Premium Financed Policies to GWG, and GWG desires to purchase certain Premium Financed Policies; and
     WHEREAS, in connection with the acquisition of all or any of the sale of any Premium Financed Policies to GWG, the Selling Advisor has agreed to provide certain services to GWG as described herein, and the representations, warranties and covenants set forth herein.
     NOW, THEREFORE, in consideration of the foregoing, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
Section 1. Definitions.
     1.01. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:
     “Adverse Claim” means a claim of ownership or right to, or any lien, assignment, pledge, security interest, title retention, trust or other charge or encumbrance, or other type of claim on the ownership of a Premium Financed Policy, or its Death Benefit, purchased by the Purchaser pursuant to a Purchase and Sale Agreement.
     “Affiliate” of a specified Person means a Person that (at the time when the determination is to be made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to vote 10% or more of the voting securities of any Person.
     “Agreement” has the meaning given to such term in the recitals.
     “Beneficiary” means the Person listed as the beneficiary under the terms of a Policy.
     “Borrower Owner” means an irrevocable life insurance trust, through its trustee(s), that is a party to a Premium Finance Loan Agreement and the original purchaser and owner of the Premium Financed

Policy, the premiums for which were financed by the proceeds of the Premium Finance Loan made pursuant to such Premium Finance Loan Agreement.
     “Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banking institutions in New York, New York or Wilmington, Delaware are authorized or obligated by law, executive order or government decree to be closed.
     “Consumer Information” means medical, health, financial and personal information about an Insured, a Beneficiary or a Designee, or any spouse or other individual closely related by blood or law to any such Person (each, a “Consumer”), including, without limitation, a Consumer’s name, street or mailing address, e-mail address, telephone or other contact information, employer, social security or tax identification number, date of birth, driver’s license number, photograph or documentation of identity or residency (whether independently disclosed or contained in any disclosed document such as a Policy, life expectancy evaluation, life insurance application or Life Settlement application).
     “Death Benefit Amount” means the face amount of the death benefit payable under a Premium Financed Policy stated in such Premium Financed Policy.
     “Governmental Authority” means the United States of America, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.
“GWG” has the meaning given to such term in the recitals.
     “Indemnified Party” means GWG and any securitization trusts or other vehicles used in any Transfer/Re-Sale Transactions, and the successors, assigns, Affiliates, owners, controlling Persons, trustees, directors, officers, employees and agents thereof.
     “Indemnifying Parties” means the Selling Advisor.
     “Insurance Company” means a life insurance company that has issued a Policy.
     “Insured” means the individual or individuals named as the insured under the terms of a Policy.
     “Life Settlement” means a transaction whereby a Policy insuring the life of an individual who does not then have a Viatical Settlement Illness or Condition is purchased by compensating the owner of that Policy with anything of value that is less than the Death Benefit Amount of the Policy.
     “Parties” has the meaning given to such term in the recitals.
     “Person” means any individual or entity, including any corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, trust company, estate, unincorporated organization, Governmental Authority or any other entity.
     “Policy” means an individual, non variable life insurance policy issued by an insurance company domiciled in the United States, owned by Persons resident or domiciled in the United States and insuring the life of an individual resident in the United States.
     “Policy Illustration” means a document prepared by, and obtained from, the Insurance Company setting forth the Insurance Company’s name and location, the Policy number, Policy type, the Death. Benefit Amount of the Policy, date of issue or effective date of the Policy, the current account value and cash surrender value of the Policy, and an indication of level annual premiums, level Death Benefit Amount, account values, cash surrender values and policy charges expected in respect of the Policy through the maturity date or other expiration date of the Policy.
     “Premium Finance Loan” means a life insurance premium finance loan originally made by Selling Advisor to a Borrower Owner which is evidenced by a Premium Finance Loan Agreement and a Premium Finance Note.
     “Premium Finance Loan Agreement” means a Premium Finance Loan Agreement between a Borrower Owner and the Selling Advisor, as the lender.
     “Premium Finance Note” means the promissory note issued pursuant to a Premium Finance Loan Agreement by a Borrower Owner to the Selling Advisor as the holder of such promissory note and the lender under such Premium Finance Loan Agreement.
     “Premium Financed Policy” has the meaning give to such term in the recitals.
     “Purchaser Acquired Policy” means a Premium Financed Policy governed by the terms and conditions of this Agreement by reason that it is either: (i) a Premium Financed Policy the Selling Advisor elects to sell to Purchaser pursuant to a Purchase and Sale Agreement, or (ii) a Premium Financed Policy that the Borrower Owner elects to sell, with the consent and at the direction of the Selling Advisor, to Purchaser pursuant to a Purchase and Sale Agreement.
     “Purchase Date” means, with respect to each Purchaser Acquired. Policy, the legally effective date on which the ownership of such Policy is transferred to Purchaser from the applicable Selling Advisor (or a Borrower Owner) pursuant to the respective Purchase and Sale Agreement as reflected on the records of the Insurance Company by the recordation of the appropriate change of ownership form and change of beneficiary form.
     “Purchase and Sale Agreement” means the Purchase and Sale Agreement between the Purchaser and the Selling Advisor or Borrower Owner, as the case may be, which transfers the legal ownership of the Premium Financed Policy.
     “Purchaser” means GWG or its designee.
     “Purchaser Due Diligence Documents” means, with respect to any Premium Financed Policy the documents and information which may be required by Purchaser, in its sole discretion, for the underwriting the purchaser of such policy.
     “Representatives” means, with respect to a Person, such Person’s directors, officers, trustees, employees, agents, counsel, accountants, financial advisors, consultants and all other representatives.
     “Selling Advisor” has the meaning given to such term in the recitals.
     “VOC” means a verification of coverage from the applicable Insurance Company relating to a Policy or other document issued by the applicable Insurance Company evidencing coverage under the related Policy, in either case in a form satisfactory to Purchaser, which will include, among other things, (i) identification of the Insured, (ii) confirmation that the Policy is in full force and effect, (iii) the Policy number and the Death Benefit Amount under the Policy, (iv) any loans outstanding under the Policy and any other Adverse Claim on the Policy, and (v) a listing of the current record owner(s) of, and all the present Beneficiaries under, the Policy.

Section 2. Acquisition of Loan Acquired Policies by GWG.
          2.01. Identification, Pricing, Due Diligence, and Closing Process.
               a From time to time, Selling Advisor shall provide Purchaser with Premium Financed Policies for evaluation and possible sale to Purchaser. Selling Advisor shall provide to Purchaser (i) two updated and current life expectancy reports for the related Insureds (ii) an updated and current Policy Illustration for such Premium Financed Policy from the Insurance Company, and (iii) an updated and current VOC stating the then current account value and cash surrender value of the Premium Finance Policy. Without the obligation to do so, the Purchaser may agree to purchase the Policy by providing Selling Advisor with an offer letter (“Offer”) indicating the terms and conditions upon which Purchaser would purchase the Premium Financed Policy.
               b Upon acceptance of the Offer by the Selling Advisor or Borrower Owner, as the case may be, Selling Advisor shall cooperate with Purchaser to complete the sale of such Policy in accordance with the terms of the Offer by working with the Borrower Owner and related Insured to transfer ownership and the right to receive payment of the death benefit of such Premium Financed Policy to the Purchaser.
               c Upon acceptance of the Offer by the Selling Advisor or Borrower Owner, as the case may be, Purchaser shall complete its due diligence review of such Premium Financed Policy. If Purchaser determines that it does not have satisfactory information about such Premium Financed Policy or is unable to complete or otherwise satisfy its due diligence review of such Premium Financed Policy (to its sole satisfaction), the Purchaser shall be under no obligation to complete the purchase of such Policy. If Purchaser determines that its underwriting criteria are met, to its sole satisfaction, the Selling Advisor will (i) obtain all required signatures on such Purchase and Sale Agreement, and (ii) obtain a change of ownership form and a change of beneficiary form from the Insurance Company for such Policy and work with Purchaser to facilitate the closing of the sale of such Premium Financed Policy.
Section 3. Representations and Warranties.
          3.01. Representations and. Warranties Concerning Selling Advisor. As of the date hereof and as of each Purchase Date for any Purchaser Acquired Policy, the Selling Advisor, makes the following representations and warranties:
               a Organization and Good Standing. Selling Advisor has been duly organized, is validly existing and in good standing under the laws of its state of formation, with power and authority to own its properties and to conduct its business as currently conducted.
               b Due Qualification. Selling Advisor is duly qualified to do business, in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications.
               c Power and Authority. Selling Advisor has the power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by each Selling Advisor by all necessary action.
               d Binding Obligation. This Agreement has been duly executed and delivered by Selling Advisor and constitutes a legal, valid and binding obligation Selling Advisor enforceable against such Selling Advisor in accordance with its terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or in law.
               e No Proceedings. There is no pending or, to any Selling Advisor’s knowledge, threatened action, suit or proceeding, or any investigation that could reasonably be expected to lead to any such action, suit or proceeding, against or affecting any Selling Advisor, its officers or directors, or the property of any Selling Advisor, in any court or tribunal, or before any arbitrator of any kind or before or by any Governmental Authority (i) asserting that any Selling Advisor has violated, or is in violation of, any law, rule or regulation, (ii) asserting the invalidity of this Agreement, or (iii) seeking any determination or ruling that might materially and adversely affect (A) the performance by any Selling Advisor of this Agreement or (B) the validity or enforceability of this Agreement.
               f No Orders. No injunction, writ, restraining order or other order has been issued by a Governmental Authority or served on any Selling Advisor that is adverse to any Selling Advisor or inconsistent with the due consummation of the transactions contemplated by this Agreement, nor is there any investigation that could reasonably be expected to lead to any such injunction, writ, restraining order or other order.
               g Consents and Filings. The execution, delivery and performance by each Selling Advisor of this Agreement and the transactions contemplated hereby (i) do not contravene or cause any Selling Advisor to be in default under (A) such Selling Advisor’s certificate of formation, operating agreement or other organizational documents, (B) any contractual restriction with respect to any debt of any Selling Advisor or contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note or other agreement or instrument binding on or affecting any Selling Advisor or its property or (C) any law, rule, regulation, order, writ, judgment, award, injunction or decree applicable to, binding on or affecting any Selling Advisor or its property and (ii) do not result in or require the creation of any Adverse Claim.
               h No Defaults. No Selling Advisor is in default under the material terms and conditions of any instrument or agreement (i) evidencing, securing or providing for the issuance of indebtedness of any Selling Advisor in the amount of $100,000 or more or (ii) relating to the identification or solicitation of individuals in connection with the purchase or financing of Policies on the lives of such individuals.
               i Permits, Licenses, Approvals. Selling Advisor has and maintains, and has paid all fees due and payable in connection with, all permits, licenses, authorizations, registrations, approvals and consents of Governmental Authorities necessary for (i) the activities and business of such Selling Advisor as currently conducted and as proposed to be conducted, (ii) the ownership, use, operation and maintenance of its properties, facilities and assets and (iii) the performance by each Selling Advisor of this Agreement. No Selling Advisor is required to have a Life Settlement broker or provider license to perform its obligations under this Agreement.
               j Compliance with Applicable Laws. Selling Advisor is in compliance with the requirements of all laws applicable to them in connection with the nature and conduct of their respective businesses a breach of any of which, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the parties’ ability to consummate the transactions contemplated hereby.
               k Brokers. No broker or finder acting on behalf of any Selling Advisor or any Insured brought about the transactions contemplated by this Agreement, no Borrower Owner was represented by a Life Settlement broker or similar Person in connection with any of the transactions relating to a Premium Finance Loan and the Premium Financed Policy, and none of the Parties has any obligation to any Person, including, without, limitation, any Life Settlement broker, in respect of any finder’s or brokerage commissions (or any similar obligation) in connection with any transactions relating to a Premium Finance Loan.
          3.02. Representations and Warranties by Selling Advisor Concerning Purchase Acquired Policies, As of the date hereof and the Purchase Date for a Purchaser Acquired Policy, the Selling Advisor makes the following representations and warranties with respect to any Policy purchased by Purchaser:
               a Each Purchaser Acquired Policy sold to Purchaser hereunder is free and clear of all Adverse Claims. In connection with each sale and conveyance of a Purchaser Acquired Policy to the Purchaser, the Purchaser shall obtain good, valid and marketable title to such Purchaser Acquired Policy and all of the rights of the Selling Advisor, Borrower Owner, Beneficiary in each Purchaser Acquired Policy and related rights and security sold or otherwise conveyed to the Purchaser pursuant to the Purchase and Sale Agreement, which ownership interest is free and clear of all Adverse Claims.
               b Each Purchaser Acquired Policy is in full force and effect and has been duly issued and delivered by the Insurance Company.
               c All insurance premiums due and owing under each Purchaser Acquired Policy have been paid in full. to the Insurance Company for the period ending no sooner than ten (10) Business Days after the Purchase Date of such Purchaser Acquired Policy.
               d No Selling Advisor has received any notice from any Person of any lapse of any Premium Financed Policy, and no Premium Financed Policy has been contested or rescinded, or attempted to be contested or rescinded, by the Insurance Company or any other Person.
               e On the date each Purchaser Acquired Policy was issued, the Borrower Owner of such Premium Financed Policy had a valid insurable interest in the life of the Insured under such Premium Financed Policy, and such Insured caused such Borrower Owner to procure such Premium Financed Policy on such Insured’s own initiative.
               f All information heretofore or hereafter furnished by, or in connection with, any transaction contemplated by this Agreement is and will be true and complete in all material respects, does not and will not omit to state a material fact necessary to make the statements contained therein not misleading, and was not altered in any way by any Selling Advisor before being furnished to Purchaser.
          3.03. Representations and Warranties Concerning GWG. As of the date hereof and as of each Purchase Date for any Purchaser Acquired Policy, GWG makes the following representations and warranties:
               a Organization and Good Standing. GWG has been duly formed and is validly existing and in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as presently conducted.
               b Due Qualification. GWG is duly qualified to do business, in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications.

               c Power and Authority. GWG has the power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by GWG by all necessary action.
               d Binding Obligation. This Agreement has been duly executed and delivered by GWG and constitutes a legal, valid and binding obligation of GWG enforceable against GWG in accordance with its terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights in general and by general principles or equity or public policy, regardless of whether such enforceability shall be considered in a proceeding in equity or in law.
               e No Proceedings. There is no action, suit or proceeding in respect of which GWG has been served or, to GWG’s knowledge, which is pending or threatened, in each case, in any court or tribunal, or before any arbitrator of any kind or before or by any Governmental Authority (i) asserting the invalidity of this Agreement, or (ii) seeking any determination or ruling that might materially and adversely affect (A) the performance by GWG of this Agreement, or (B) the validity or enforceability of this Agreement.
Section 4. [Reserved]
Section 5. Covenants.
          5.01. Covenants of Selling Advisor. Selling Advisor shall:
               a Compliance with Law. Comply in all material respects with all applicable laws, rules, regulations and orders with respect to itself, its business and properties.
               b Preservation of Rights and Licenses. Preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization and, if applicable, all necessary licenses, and permits.
               c Restrictions Concerning Proceedings. Selling Advisor hereby agrees that it will not, directly or indirectly, institute, or cause to be instituted, against GWG, any owner of GWG or any securitization trust or other vehicle used in any Transfer/Re-Sale Transactions any proceeding seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or any of its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a conservator, receiver, trustee, custodian or other similar official for it or for any substantial part of its property, or any other actions sought in such proceeding, so long as there shall not have elapsed one year plus one day since the latest maturing securities issued by any securitization trust or other vehicle have been paid in full. The foregoing covenant shall not limit any Selling Advisor’s right to institute legal proceedings of a type other than those referred to in the preceding sentence against GWG for any breach by GWG of its obligations hereunder.
               d Notice of Pending Action or Contest. Promptly after the occurrence thereof, deliver written notice of any pending or threatened action, suit, proceeding or investigation by an Insurance Company contesting any Premium Financed Policy or refusing to pay the Death Benefit Amount on any Premium Financed Policy.
Section 6. Survival; Indemnification.

          6.01. Survival. The Parties agree that the representations and warranties contained in Section 3.01 shall survive the sale of a Purchaser Acquired Policy from the Selling Advisor to Purchaser and any assignment of such Purchaser Acquired Policy by Purchaser to any subsequent direct or indirect assignee and shall continue so long as any such Purchaser Acquired Policy shall remain in force or be subject to reinstatement. Selling Advisor acknowledges that it has been advised that Purchaser may assign all or part of its rights, titles and interests in and to each Purchaser Acquired Policy and that Purchaser may assign its right to exercise the remedies created by this Section 6.01 to a subsequent assignee.
          6.02. Indemnification Obligations of Indemnifying Parties.
               a Indemnification. Without limiting any other rights that an Indemnified Party may have hereunder or under applicable law, the Indemnifying Parties shall, severally and not jointly, pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all claims, damages, losses and liabilities and related costs and expenses, including taxes and reasonable attorneys’ fees and disbursements (collectively, “Adverse Consequences”), which may be imposed on, incurred by or asserted against an Indemnified Party in any way arising out of or resulting from:
                    i misrepresentation or fraud committed by any of the Indemnifying Parties, or known by any of the Indemnifying Parties, to be committed by an Insured or Selling Advisor with respect to any of the Premium Financed Policies;
                    ii any representation or warranty made by any of the Indemnifying Parties, or any of their respective officers, under this Agreement having been incorrect in any material respect when made or delivered;
                    iii the failure by any of the Indemnifying Parties to comply with any term, provision or covenant contained in this Agreement;
                    iv the failure of any of the Indemnifying Parties to fulfill any duty or obligation to any Insured or Borrower Owner;
                    v any failure by a Selling Advisor to comply with any applicable federal, state or local law in connection with any Premium Finance Policies sold to Purchaser; or
                    vi any claim against the Indemnified Party by any Insured or Borrower Owner with respect to any aspect of a Premium Finance Loan, including, without limitation, any relinquishment to a Selling Advisor of a Policy in lieu of foreclosure by a Borrower Owner.
               b Survival of Indemnity Obligations. The parties agree that the indemnity obligations of the Selling Advisor hereunder shall survive any termination or expiration of this Agreement and the acquisition, termination or expiration of any Premium Financed Policy purchased by Purchaser hereunder.
               c Matters Involving Third Parties.
                    (i) If any third party notifies any Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against Indemnifying Parties under this Section 6.02, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any

Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby actually and materially prejudiced.
                    (ii) Any Indemnifying Party shall have the right to assume the defense of the Third-Party Claim with counsel of its choice at any time within 15 days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.
                    (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 6.02(e)(ii) above, (A) the Indemnifying Party shall not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties, does not impose an injunction or other equitable relief upon the Indemnified Party and does not have adverse consequences (precedential or otherwise) for the Indemnified Parties and (B) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).
                    (iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third-Party Claim in accordance with Section 6.02(e)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he, she, or it may reasonably deem appropriate and (B) the Indemnifying Parties shall remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 6.02.
Section 7. Miscellaneous.
          7.01. Confidentiality.
               a Consumer Information. The Parties acknowledge that insurance regulations and other applicable laws and regulations are structured to provide confidentiality to policy owners and Insureds with respect to Consumer Information in connection with ownership or sale of their Policies, and that brokers, purchasers, and each party, and all of their agents and representatives, are obligated to keep Consumer Information confidential in accordance with applicable laws and regulations. Each of the Parties agrees to comply with all applicable laws and regulations with respect to the confidentiality of Consumer Information.
               b Transaction Information. The Parties agree information regarding the business of Purchaser and the Selling Advisor and the transactions contemplated herewith involve information specific to each Parties respective business and otherwise not generally known (“Confidential Information”). The Parties and its representatives and agents covenant, warrant and agree to keep the Confidential Information confidential and shall not disclose any of the Confidential Information, directly, or indirectly, in any manner whatsoever, provided, however, that the Parties may make any disclosure of information deemed the Confidential Information to which other Party has given its prior written consent. This section shall survive termination of this Agreement. The Confidential Information shall not include information that (i) is or becomes publicly available other than as a result of acts in breach of this Agreement, (ii) is disclosed to the Party by a third party on a non-confidential basis (provided that the third party did not receive such information in violation of or is bound by a confidentiality agreement), or (iii) the Party determines or may be required to be disclosed by law, regulation, or any regulatory authority.
          7.02. Entire Agreement. This Agreement, together with the schedules and exhibits attached hereto and any other agreements contemplated hereby, contains the entire agreement of the Parties hereto and thereto with respect to the subject matter contained herein and therein and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the Parties, oral or written, with respect to such subject matter.
          7.03. Notices. All notices, requests, consents and other communications under this Agreement to a Party shall be deemed to be sufficient if contained in a written instrument delivered in person, or duly sent by overnight mail, postage prepaid, or telecopied with a confirmation copy by regular mail, addressed or telecopied, as the case may be, to such party at the address or telecopier number, as the case may be, set forth below, or such other address or telecopier number, as the case may be, as may hereafter be designated in writing by the addressee to another party:
     If to GWG, to:
220 South Sixth
Street Suite 1200
Minneapolis, MN 55402
Attention: Jon Sabes
     If to Selling Advisor, to:
701 Park of Commerce Blvd.
Suite 301
Boca Raton, FL 33487
Attention: Jonathan Neuman
All notices, requests, consents and other communications delivered pursuant to this Section 8.03 shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of overnight mail, on the third Business Day following the date of such overnight mailing, and (e) in the case of telecopy, when confirmed by a telecopy machine report.
          7.04. Further Assurances. The Parties each agree to execute and deliver such additional instruments and other documents, and to take all such further actions, as may be reasonably necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.
          7.05. Waiver. The failure or delay of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision, nor in any way to affect the validity or this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
          7.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Whenever reference is made to the assigns of GWG in this Agreement, such term shall include, without limitation, any direct or indirect assignee of a Premium Financed Policy or the proceeds thereof or any interest therein. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until its termination, except as set forth in Section 6 and Section 8.01, which provisions shall be continuing and shall survive any termination of this Agreement.
          7.07. No Third-Party Rights. Nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person. Notwithstanding the foregoing, the parties hereto acknowledge that it is intended for each Indemnified Party to be a third-party beneficiary of the provisions of Section 6.02 and such provisions shall inure to the benefit of each such Indemnified Party.
          7.08. Taxes. Each of the Parties shall be responsible for its own income taxes and other tax consequences resulting from the transactions contemplated by this Agreement,
          7.09. Assignment. No party hereto may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the other party, which consent may be withheld in such other party’s sole discretion, except that GWG may assign all of its rights and remedies hereunder, including, without limitation, its right to acquire any Premium Financed Policies, any Premium Financed Policies or interests therein.
          7.10. Amendments. No modification, amendment or waiver of, or with respect to, any provision of this Agreement, and all other agreements, instruments and documents delivered pursuant to this Agreement, shall be effective unless it shall be in writing and signed by each of the Parties.
          7.11. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby in such jurisdiction, and such provision or obligation shall not in any way be affected or impaired thereby in any other jurisdiction.
          7.12. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York with out giving any effect to its conflicts or choice of law principles.
          7.13. Arbitration; Waiver of Jury Trial.
                a Arbitration. Each of the Parties, on their own behalf and on behalf of their respective successors and permitted assigns, hereby agree that any and all controversies or claims arising out of or relating to this Agreement, or the breach hereof, shall be resolved by binding arbitration in such place as the parties may agree to. Such arbitration shall be administered by the JAMS and shall be conducted under the JAMS’ then-effective Comprehensive Arbitration Rules and Procedures, and judgment on the award rendered by the arbitrators may be entered into any court having jurisdiction thereof. Provided, however, that a controversy or claim otherwise subject to arbitration hereunder may initially be heard by any court of competent jurisdiction to the extent, and only to the extent, that initial submission of the matter to a court is necessary for a Party to seek emergency injunctive relief or other provisional remedy or emergency relief, and provided further, however, that the matter initially submitted to a court shall be referred by the court to arbitration pursuant to this section as soon as the court has ruled upon and a written order has been entered with respect to the matter as to which such emergency relief or provisional remedy was sought. The direct expense of any arbitration and court proceedings hereunder (including, but not limited to, expenses incurred in the production of documents, investigation, travel, witness and expert fees, and reasonable attorneys’ fees), shall be borne by the non-prevailing Party, as determined by the arbitrators who shall include the recoverable amount of such expenses as a separate line item determination in the award rendered at conclusion of the arbitration.
               b Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
          7.14. Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
          7.15. Execution in Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed shall be deemed to be an original and both of which when taken together shall constitute one and the same agreement.
          7.16. Construction of Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.
          7.17. Relationship of Parties. Each Party hereto intends to act and perform the duties, obligations and services contemplated herein as an independent contractor. Nothing contained herein is intended, nor shall be construed, to create a partnership, joint venture or other similar association between or among any of the parties hereto for U.S. federal income tax or any other purposes.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GWG LIFE SETTLEMENTS, LLC
By:	/s/ Jon Sabes
	Name:	Jon Sabes
	Title:	CEO

IMPERIAL PREMIUM FINANCE, LLC
By:	/s/ Jonathan Neuman
	Name:	Jonathan L. Neuman
	Title:	President